FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com
Media Contact: Joanne Brigandi x4240 e-mail: jbrigandi@sjindustries.com
August 6, 2014

SJI Reports Record YTD Economic Earnings,
Reaffirms 2014 Guidance

Folsom, NJ - South Jersey Industries (NYSE: SJI) today reaffirmed prior guidance targeting full year Economic EPS growth towards the top end of the 6 to 12 percent range. SJI also reported the following results for the second quarter of 2014, and year to date through June 30:

	2014	2013

GAAP Income from continuing operations - YTD	$57.9 million	$44.3 million
GAAP income from continuing operations - 2Q	$9.7 million	$0.9 million
GAAP EPS per diluted share - YTD	$1.76	$1.39
GAAP EPS per diluted share - 2Q	$0.29	$0.03

Economic Earnings - YTD	$76.2 million	$58.3 million
Economic Earnings - 2Q	$10.0 million	$9.9 million
Economic EPS per diluted share	$2.31	$1.83
Economic EPS per diluted share - 2Q	$0.30	$0.31

SJI uses the non-GAAP measure of Economic Earnings when discussing results. A reconciliation of SJI’s GAAP earnings to Economic Earnings for the second quarter and year-to-date 2014 appears at the close of this news release. Economic Earnings eliminates all unrealized gains and losses on commodity and on the ineffective portion of interest rate derivative transactions. It also adjusts for realized gains and losses attributed to hedges on inventory transactions and for the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation of this non-GAAP measure is outlined at the close of the release.

“Year-to-date performance continues moving us toward our full year guidance targets for record economic earnings in 2014,” said SJI Chairman and CEO Edward J. Graham. “Complementing our core utility business earnings are a diverse mix of non-utility opportunities that offer the potential for long term growth and profitability. This includes annuity-like earnings from CHP, improving solar operating performance, and reliable contributions from our wholesale commodity business as long term fuel supply management contracts are added.”

2014 EXPECTED CONTRIBUTIONS TO EARNINGS

As the chart below indicates, our utility is expected to remain the engine driving both near and longer term performance. South Jersey Energy Group’s earnings reflect contributions from our assets related to the supply, storage and transportation of natural gas in and around the Marcellus. This area of our business should provide 6 to 15 percent of earnings for the year, thanks to significant first quarter performance that resulted from our ability to maximize the value of our pipeline capacity in the face of extremely cold weather. Our Energy Services businesses, which include Marina Energy and its Energenic partnership, will provide the majority of non-utility earnings. We expect our CHP projects portfolio to remain a reliable income contributor and also expect improved solar operating performance, resulting from strengthening SREC prices and lower development costs, to boost earnings.

Business Lines	Expected Contribution to 2014 Earnings
Gas Utility Operations	58 - 65 percent
SJ Energy Group	6 - 15 percent
SJ Energy Services
CHP	5 - 10 percent
Renewables	15 - 25 percent

Following is a more detailed discussion of performance to date and 2014 expectations from each area of the business.

UTILITY BUSINESS PERFORMANCE
Year to date utility net income was up just over 5% at $41.5 million, as compared with $39.3 million for the same period in 2013 driven primarily by customer additions and accelerated infrastructure investment. Utility net income for the second quarter of 2014 was consistent with the prior-year period at $3.8 million. There is no difference between SJG’s GAAP net income and Economic Earnings.

Customer Growth:
On a year-over-year basis, South Jersey Gas grew its customer base by 4,005 customers, bringing our current customer count to 363,483. This includes nearly 2,600 conversions achieved year to date, leaving us well positioned to achieve our targeted conversion growth for the year of 6,500 as conversion activity typically accelerates in the second half of the year. We expect to continue seeing significant numbers of heating conversions from higher priced propane, electricity, and fuel oil, to natural gas, providing an annual cost savings of as much as 74 percent for homeowners.

Our projected net customer growth for 2014 is worth approximately $1.7 million in incremental net income on an annual basis.

Regulatory Update:
Improved weather conditions during the second quarter allowed us to accelerate infrastructure investments aligned with our AIRP program. For the full year, we expect to complete improvements under our AIRP program of approximately $35.3 million, which is expected to generate incremental net income of $2.0 million for 2014.

In May 2014 the NJ Board of Public Utilities made permanent SJG’s Conservation Incentive Program, which enables the utility to encourage conservation while protecting the utility from the financial impact of reduced sales volumes related to that conservation. Since the CIP started as a pilot program in 2006, SJG’s customers have saved over $453 million on their utility bills, and conserved roughly 42 billion cubic feet of natural gas.

Settlement discussions for our utility base rate case and our storm hardening infrastructure program (SHARP) are ongoing, and we remain optimistic that both petitions will be settled by the fourth quarter. The rate case was filed in November 2013 and was based upon the substantial investments that SJG has made to improve the capabilities and performance of its gas distribution business. The SHARP was filed at the behest of state regulators and proposes a multi-year program to enhance the resilience of SJG’s distribution system along the Jersey shore relative to weather related disruptions. We expect investments under the SHARP will contribute up to $1.7 million of incremental net income per year for each full year the program is active.

Finally, our efforts continue to move the B.L. England facility’s pipeline proposal forward, to help meet both the electric and natural gas needs of our region’s residents. Keeping this facility active is critical, as evidenced by the NJDEP’s recent decision to extend for two years the plant’s existing operating permit, which allows it to continue the coal fired generation of electricity. We’ve carefully weighed the suggestions of the Pinelands Commission from our existing proposal, and considered the PJM report that indicates the need for $144 million in electric transmission upgrades, largely within the Pinelands, if B.L. England shuts down. After doing so, and with the strong support of our state and local elected officials, we remain committed to seeing this pipeline constructed in a timely, cost effective and environmentally sensitive manner to provide the reliability and stability needed in our natural gas and electric distribution systems.

Compressed Natural Gas Update:
We continue to aggressively promote fleet conversion to CNG, knowing the positive impact that just a 10 percent penetration into the market of nearly 90,000 fleet vehicles in our service area would have on the environment and economy of South Jersey. Following the announcement that Wawa, Inc. will introduce its first compressed natural gas fueling infrastructure, we also completed our first host-sponsored CNG station in July, combining both fast-fill and time-fill capabilities for MJF Materials, a Lindenwold, NJ based trucking company. Consistent with our intent to help mainstream this technology, this type of station allows for use by both the dedicated fleet of a private customer, as well as by the general public through a separate street-facing access.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY GROUP:
Consistent with our expectations for the year, Economic Earnings from our commodity marketing activities for the first six months of 2014 were up exponentially over the prior-year period, contributing $13.9 million in 2014, versus $0.4 million in 2013. For the second quarter, 2014, South Jersey Energy Group saw a loss of $4.3 million in Economic Earnings, as compared with a loss of $1.7 million for the second quarter of 2013.

Year-to-date results were driven by a strong first quarter that benefited from the impacts of winter weather on valuable transportation and storage assets we control in and around the Marcellus region. Energy Group continues to see long term value in transportation capacity that we are adding to support both existing contracts that we have with Marcellus producers, as well as our growing activities as a fuel manager for third party electric generation facilities. Second quarter results reflect some of the costs associated with maintaining the added transportation capacity year-round, and the impacts of pipeline capacity constraints on certain gas supply contracts. Going forward, we expect that the contributions from our growing portfolio of capacity assets, when combined with an emphasis on fee based fuel manager activities, will provide the foundation for long term growth in the annual earnings contributions from our gas marketing activities.

A major step in growing our fuel management services is upon us, as the LS Power facility that we are contracted to serve prepares to begin commercial operations. We expect a reliable income stream to develop in 2014, and to improve in 2015 and beyond, with the commencement of this contract and the start-up of two additional plants during 2015 and 2016, for which we will provide fuel manager services. We are also expecting to announce an additional contract to manage Marcellus capacity for a gas fired generation facility in the mid-Atlantic region.

SJ ENERGY SERVICES:
For the six months ended June 30, 2014, South Jersey Energy Services contributed $20.8 million to Economic Earnings, up nearly 13% over the $18.4 million contribution from the prior year period. For the second quarter of 2014, this business added $10.5 million in Economic Earnings, as compared with $7.6 million for the same period in 2013. Performance in both periods was driven by our portfolio of on-site energy production assets. This includes contributions from our CHP/thermal projects, as well as impacts from our renewable energy projects, which reflected stronger performance from our existing solar fleet, and ITC contributions from new solar projects.

CHP/Thermal - The contribution to earnings from CHP for the year-to-date and the second quarter of 2014 was $4.9 million and $1.5 million, respectively, as compared with Economic Earnings of $3.6 million and $1.6 million for the same periods in the prior year, reflecting consistent earnings contributions from this business line. The queue of projects remains strong for this business line, with the potential to have contracts in place before year end that would add several additional projects to our portfolio. With projects targeted to average an ROE of 15 to 20 percent, the forward view for this business line remains one of a robust universe of projects, with $1 million to $2 million per year in additional net income targeted as we develop or acquire new projects.

Of note in this business line, as the owner and operator of the combined heat and power facility at Revel, Energenic remains an active party to the discussions around the property’s bankruptcy proceeding. A sale process for Revel is ongoing, and we are optimistic that a new owner with a national brand will operate the property in the future.

Renewable - Economic Earnings contributions from our renewable energy portfolio year-to-date and for the second quarter 2014 totaled $15.8 million and $9.0 million, respectively, as compared with $13.7 million and $5.4 million for the same prior-year periods. As solar operating performance within our renewable portfolio continues to improve, we are seeing this business line contributing positive returns and expect that pattern to continue going forward. For the quarter, solar contributed $9.8 million to Economic Earnings, as compared with $5.9 million for the same period last year, with landfill losses offsetting a portion of solar net income. More balanced supply and demand has driven SREC prices higher and, when coupled with lower project development costs, bolstered solar results from operations. Additionally, as the market sees solar development costs move from as high as $6.00 per watt just a few years ago to $2.35 per watt today, we expect to continue exploring attractive solar investment opportunities within the rich queue of projects available to us.

For the current quarter, investment tax credits (ITC) from solar development contributed $9.6 million, as compared with $6.9 million in the second quarter of 2013. ITC contributions to Economic Earnings for the first half of 2014 were $20.1 million, as compared with $17.6 million for the first half of 2013.

SJI BALANCE SHEET REMAINS STRONG

Our equity-to-capitalization ratio as of June 30, 2014 was 44 percent as compared with 46 percent at the end of the second quarter 2013. Higher borrowing levels to support infrastructure investment at both the utility and our energy project businesses, and an increased working capital requirement driven by the very cold weather during the first half of 2014 drove the year-over-year change.

During the second quarter, the company closed a $200 million term facility for SJG to support our substantial capital investment programs, and closed on the first tranche of a $240 million private placement of long term debt for SJI.

To support our goal of an average annual equity-to-capitalization ratio of at least 50 percent, SJI used its dividend reinvestment plan and optional cash purchases to raise equity capital of $17.1 million through June 30. We do expect to raise additional equity, and the subsequent potential dilutive impacts are factored into our full-year earnings estimates.

CONFERENCE CALL / WEBCAST DETAILS

To participate in the conference call at 2:00 PM EDT on Wednesday, August 6, please pre-register now by going to the South Jersey Industries website, http://www.sjindustries.com, clicking on Investors, and then on Events. Here you will find the pre-registration link, under the Upcoming Events heading. This will allow you to generate an event reminder as well as a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-680-0865 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 17741935 and the PIN you received during pre-registration. International callers may dial 1-617-213-4853; enter the participant pass code 17741935 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at
http://www.sjindustries.com , click on Investors and then look for the webcast icon under Upcoming Events. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT

Certain statements contained in this news release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this release should be considered forward-looking statements made in good faith and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this news release, or in any document incorporated by reference, at the date of such document. While South Jersey Industries, Inc. (SJI or the Company) believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This news release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings and Economic Earnings per share when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. With respect to the third part of the definition of Economic Earnings, for the three and six months ended June 30, 2014 and 2013:

•
For the three and six months ended June 30, 2013, Economic Earnings excludes a $0.1 million gain and a $0.8 million loss (both net of tax) from affiliated companies, not part of ongoing operations. This adjustment is the result of the termination of the contract at LVE Energy Partners, LLC and is being excluded because substantially all of the assets of LVE have been sold and LVE is no longer considered part of the ongoing operations of the Company. LVE was dissolved prior to December 31, 2013; as such there was no gain/loss from affiliated companies not part of ongoing operations for the three and six months ended June 30, 2014.

•
Economic Earnings includes additional depreciation expense on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended June 30	Six Months Ended June 30
	In thousands except per share data
	2014	2013	2014	2013

Income/(Loss) from Continuing Operations	$9,701	$916	$57,912	$44,253
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	222	9,210	17,880	13,308
Realized (Gains)/Losses on Inventory Injection Hedges	98	(115)	420	5
Net Loss from Affiliated Companies, Not Part of On-going Operations (A)	---	(101)	---	805
Other (B)	(25)	(25)	(50)	(50)
Economic Earnings	$9,996	$9,885	$76,162	$58,321

Earnings Per Share from Continuing Operations	$0.29	$0.03	$1.76	$1.39
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.01	0.29	0.55	0.42
Realized Losses/(Gains) on Inventory Injection Hedges	---	(0.01)	---	---
Net Losses from Affiliated Companies, Not Part of On-going Operations (A)	---	---	---	0.02
Economic Earnings Per Share	$0.30	$0.31	$2.31	$1.83

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings for our non-utility businesses for the three and six months periods ended June 30, 2014:

	Three Months Ended June 30	Six Months Ended June 30
	In thousands except per share data
	2014	2013	2014	2013

South Jersey Energy Group Income/(Loss) from Continuing Operations	$(4,508)	$(11,440)	$(4,052)	$(13,640)
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	107	9,890	17,574	14,061
Realized (Gains)/Losses on Inventory Injection Hedges	98	(115)	420	5
South Jersey Energy Group Economic Earnings	$(4,303)	$(1,665)	$13,942	$426

South Jersey Energy Services Income/(Loss) from Continuing Operations	$10,415	$8,402	$20,529	$18,412
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	115	(680)	306	(752)
Net (Gains)/Losses from Affiliated Companies, Not Part of On-going Operations (A)	---	(101)	---	805
Other (B)	(25)	(25)	(50)	(50)
South Jersey Energy Services Economic Earnings	$10,505	$7,596	$20,785	$18,415

CHP/Thermal Income/(Loss) from Continuing Operations	$1,359	$2,315	$4,572	$4,374
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	115	(680)	306	(752)
CHP/Thermal Economic Earnings	$1,474	$1,635	$4,878	$3,622

Renewable Income/(Loss) from Continuing Operations	$8,975	$5,408	$15,898	$13,756
Other (B)	(25)	(25)	(50)	(50)
Renewable Economic Earnings	$8,950	$5,383	$15,848	$13,706

Solar Income/(Loss) from Continuing Operations	$9,866	$5,919	$17,590	$14,998
Other (B)	(25)	(25)	(50)	(50)
Solar Economic Earnings	$9,841	$5,894	$17,540	$14,948

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.